SCHEDULE 14A
                    Information Required in Proxy Statement

                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


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The Bureau of National Affairs, Inc.
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(Name of Registrant as Specified in Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

                                                March 28, 2003


TO THE STOCKHOLDERS OF
THE BUREAU OF NATIONAL AFFAIRS, INC.


     You are cordially invited to attend the annual meeting of the Corporation's stockholders on April 19, 2003, at 10:00 a.m. at the Washington Marriott Hotel, 1221 22nd Street, N.W., Washington, D.C., to elect the 15 members of the Board of Directors, vote on three stockholder proposals, and to transact such other business as may properly be brought before the meeting.

     An annual report, which includes financial statements for the year ended December 31, 2002, is enclosed for your information. Also enclosed are a proxy statement and, for Class A stockholders, a proxy form/envelope and ballot. The number of shares of the Corporation's common stock held directly by you, and held in your name by the Stock Fund Trustee of the BNA 401(k) Plan, is indicated on both the proxy form/envelope and ballot. Please follow the instructions on the proxy form/envelope carefully.

     The Board of Directors has asked, and the Secretary of the Corporation has designated, KPMG LLP to conduct the balloting, tabulate the results, and seal and store the ballots afterwards. This means that all proxy forms/envelopes and ballots will be sent directly to KPMG LLP, rather than to the Corporate Secretary. A business reply envelope is enclosed for this purpose.

     The Board of Directors requests the participation either in person or by proxy of each stockholder at the annual meeting. IT IS IMPORTANT THAT YOU VOTE. You can mail your ballot, or place it in one of the three ballot boxes provided. Ballot boxes are located in the link lobby of the 25th Street building, on the second floor of the 23rd Street building, and in the main reception area at Key West. If you mail your ballot, please do so no later than April 11, to ensure that it is received in time to be counted.




                                    Cordially,

                                    s/Cynthia J. Bolbach
                                    --------------------
                                    Cynthia J. Bolbach

Enclosures

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                 April 19, 2003
                      THE BUREAU OF NATIONAL AFFAIRS, INC.
                             1231 25th Street, N.W.
                             Washington, D.C. 20037

                               GENERAL INFORMATION

      Solicitation of the enclosed proxy (which incorporates a ballot for the election of directors), is made by and on behalf of The Bureau of National Affairs, Inc. (the "Corporation") for use at the annual meeting of stockholders to be held at 10:00 a.m., local time, at the Washington Marriott Hotel, 1221 22nd Street, N.W., Washington, D.C. on Saturday, April 19, 2003 and at any adjournments of such meeting. The expense of this solicitation will be paid by the Corporation. Officers, directors, and employees of the Corporation may make solicitations of proxies by telephone, regular mail, e-mail, or in person. This proxy statement and proxy form were first mailed to stockholders of the Corporation on or about March 28, 2003. An annual report, including financial statements for the year ended December 31, 2002, is enclosed with this proxy statement.

      The Corporation has 30,000,000 authorized shares of Class A voting common stock ($1.00 par value), 30,000,000 authorized shares of Class B non-voting common stock ($1.00 par value), and 5,000,000 authorized shares of Class C non-voting common stock ($1.00 par value). Only holders of Class A common stock of record at the close of business on March 22, 2003, are entitled to vote at the meeting or any adjournment thereof on the election of the 15 members of the Board of Directors and on any other business that may come before the meeting. On such date, there were 15,487,802 shares of Class A common stock outstanding. All shares represented by properly executed and delivered proxies will be voted at the meeting or any adjournments thereof in accordance with the instructions given on the proxy. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, AND RETURN THE ENCLOSED PROXY FORM/ENVELOPE AS SOON AS POSSIBLE. IF YOU MAIL YOUR BALLOT, PLEASE DO SO BY APRIL 11, 2003. You may, nevertheless, vote in person if you attend the meeting since the proxy is revocable at any time before the presiding officer's call for a vote at the meeting, upon your filing of a written notice of revocation with the Corporation's Secretary.

      A majority of all outstanding Class A shares entitled to vote at the Annual Meeting constitutes a quorum. Withheld votes will be counted for purposes of determining whether a quorum is present. Once a Class A share is represented for any purpose at the Annual Meeting, it will be deemed present for quorum purposes for the remainder of the meeting. Class A shares represented by properly-executed proxies, including those shares held in the stockholder's name by the Stock Fund Trustee of the BNA 401(k) Plan, will be voted in accordance with the directions indicated on the ballot portion of the proxy. If the ballot portion of the proxy is not returned for shares held by the Stock Fund Trustee, the Trustee will assume that the instructions as to those shares are to not vote those shares. A plurality of the votes cast is required for the election of directors, as discussed below. With respect to the election of directors, abstentions or instructions to withhold authority to vote for one or more of the nominees will have no effect on the outcome of the vote. For further information concerning voting, see Section VIII, Voting Procedures.

                            I. ELECTION OF DIRECTORS

      Fifteen directors of the Corporation are to be elected at the 2003 Annual Meeting to serve until their successors are elected at the next annual meeting. As provided in the Corporation's By-Laws, 11 directors are stockholders of the Corporation, and four directors are "outside" directors who are not Corporation stockholders.


       Stock Ownership of Executive Officers and Nominees for 11 "Inside"
            Directorships (Further information about the nominees is
                                contained in the
             Biographical Sketches section of this Proxy Statement)



                                                          Shares of common stock
                                                          beneficially owned on
                                                          March 1, 2003,and % of
Name and, if                                              outstanding shares of
applicable, year              Offices with                class (All shares are
first served as               Corporation or              Class A except as
a Director              Age   its subsidiaries            indicated)
-------------------     ---   ----------------            ----------------------

* William A. Beltz       73   Chairman of the Boar           317,500    Class B
  1967                                                                   1.74


* Cynthia J. Bolbach     55   Vice President and              33,350      .22
  2001                        Corporate Secretary


* Eunice Lin Bumgardner  42   Vice President and              36,955      .24
  2000                        General Counsel


* Richard H. Cornfield   56   Executive Director,             32,071      .21
  1998                        Legal and Business Publishing


* Sandra C. Degler       63   Vice Chairman of the Board;     530,445    Class B
  1990                        Chairman, Tax Management Inc.              2.90(a)


* David L. Foster        48   President, Institute of          80,211     .52
  2001                        Management and Administration
                              (IOMA)


  Neil R. Froemming      57   Technical Support Manager       161,923    1.05
                              BNA Software


* Jack Jenc              60   President                       125,325     .81
  1995                        The McArdle Printing Co., Inc.

* George J. Korphage     56   Vice President and              242,867    1.58
  1988                        Chief Financial Officer


* Gregory C. McCaffery   42   Vice President, Publisher        69,276     .45
  1997                        and Editor-in-Chief


* David P. McFarland     48   President                        31,559     .21
  2000                        Tax Management Inc.


* Robert L. Velte        55   Vice President                   63,337     .41
  1996                        Strategic Development


* Paul N. Wojcik         54   President and                   139,125     .90
  1989                        Chief Executive Officer


            Stock Ownership of Nominees for Four "Outside" Directors


                                                          Shares of common stock
                                                          beneficially owned on
                                                          March 1, 2003,and % of
Name and, if                                              outstanding shares of
applicable, year                                          class (All shares are
first served as               Principal                   Class A except as
a Director              Age   Occupation                  indicated)
-------------------     ---   ----------------            ----------------------

  Gerald S. Hobbs        61   Chairman and CEO                   -0-
                              VNU, Inc.


* Jonathan Newcomb       56   Principal, Leeds Weld & Co.        -0-
  2001


* Ellen Taus             44   Consultant                         -0-
  2002


* Daniel W. Toohey       63   Retired, formerly Counsel          -0-
  1991                        Dow, Lohnes & Albertson


* Member of Present Board

(a) Mrs. Degler's shares include 301,045 Class B shares owned by her spouse. These shares may be deemed to be beneficially owned by the nominee under the rules and regulations of the Securities and Exchange Commission. The nominee, however, disclaims beneficial ownership of the BNA shares owned by her spouse.

      As of March 1, 2003, all directors and executive officers as a group beneficially owned 1,278,492 shares of Class A common stock, or 8.33 percent of the outstanding Class A shares, and 847,945 shares of Class B common stock, or
4.64 percent of the outstanding Class B shares. These share totals include 301,045 Class B shares held by a spouse of a person in the group, who disclaims beneficial ownership of all such shares.

      Compliance with Section 16(a) of the Securities Exchange Act of 1934. Based on a review of Statements of Beneficial Ownership of Securities on Form 3, Form 4, and Form 5 (and any amendments thereto), no director, officer, or any other person subject to Section 16 of the Securities Exchange Act of 1934 failed to file any of the above Forms on a timely basis.


             II. INFORMATION CONCERNING BOARD AND COMMITTEE MEETINGS

      The Board of Directors met six times during 2002. No director attended fewer than 75 percent of the aggregate of 1) the total number of meetings of the board; and 2) the total number of meetings held by all committees upon which he or she served.

      AUDIT COMMITTEE. The Audit Committee makes recommendations to the board concerning the selection, retention, or termination of the independent auditors; reviews the proposed audit scope and the final report of the independent auditors; reviews the schedule of fees covering audit and nonaudit services performed by the independent auditors; reviews recommendations with respect to changes in accounting procedures and internal accounting controls; and performs such other duties as may be directed or authorized by the board from time to time. During 2002, the Audit Committee met four times. Members of the Audit Committee, prior to April 2002, were Messrs. Toohey and Newcomb and Mr. Frederick Schenck, who retired from the Board in April 2002; its members currently are Ms. Taus and Messrs. Newcomb and Toohey.

      EXECUTIVE COMMITTEE. The Executive Committee has the authority to exercise all powers of the board (except as otherwise provided or required by law) when the board is not in session, and, during the intervals between board meetings, advises and aids the officers of the Corporation in matters concerning management of the business. During 2002, the Executive Committee met seven times. Its members are Messrs. Beltz, Korphage, McCaffery, Velte, and Wojcik.

     EXECUTIVE COMPENSATION COMMITTEE. The Executive Compensation Committee makes recommendations to the Board of Directors annually concerning the compensation of the Corporation's Chairman and its Chief Executive Officer, and reviews the salaries of executive officers. During 2002, the Executive Compensation Committee met four times. Its members were, prior to April 2002, Messrs. Newcomb, Schenck and Toohey; its members currently are Messrs. Newcomb and Toohey and Ms. Taus.

      NOMINATING COMMITTEE. The Corporation's By-Laws provide that members of the Board of Directors shall automatically be nominated for the Board. In the event of a vacancy, the Board is directed to appoint a nominating committee to make one nomination for each vacancy. Pursuant to the revised By-Laws as adopted by the Board of Directors in September 2001, four outside directors, rather than the current three outside directors, are to be elected in 2003. The Board appointed a nominating committee consisting of Messrs. Beltz and Newcomb and Ms. Bolbach to make a nomination for the additional outside director seat. A report of the committee's nominee, Gerald S. Hobbs, and a summary of the Corporation's By-Law provisions permitting any Class A stockholder(s) owning at least 2 percent of the outstanding Class A shares to submit nominations, were mailed to each Class A stockholder on March 5, 2003. Neil R. Froemming was nominated pursuant to this provision.

               III. PROPOSED RESOLUTIONS SUBMITTED BY SHAREHOLDERS


A.    "EMPLOYEE SEAT" ON THE BOARD OF DIRECTORS

      The following resolution is submitted by Class A shareholders Richard J. Bronson and Raymond M. Lane:

           RESOLVED, that the BNA board of directors include and maintain one
      (1) "Employee Seat" for a nonsupervisory employee employed by BNA, who shall have full voting rights. No fewer than three (3) nonsupervisory employees shall be presented to shareholders for consideration, including at least one nomination by the Guild, with the employee with the largest number of votes assuming a full term on the board. Employees not nominated for the employee seat shall retain the option to run for a seat using the present board procedures.

       PROPONENTS' STATEMENT IN SUPPORT OF PROPOSAL:
       The board of directors' committee that nominates candidates for the BNA board never nominates nonsupervisory employees.
       BNA for over 50 years has celebrated its status as an employee-owned company, yet this proposal, if passed by stockholders, will for the first time ever expand the board to require that a non-supervisory employee be voted to serve on the board.
       That's important because BNA needs a balanced board that reflects the spirit and perspective of everyone who contributes to the company. A non-supervisory board seat adds a fresh infusion of employee-shareholder talent and dedication, a committed employee-owner whose years of BNA service offer both insight into the company's operations and a devotion to its future.
       The mechanism is simple--three or more nonsupervisory employees will be permitted to present themselves to shareholders for consideration, with the employee receiving the largest number of votes to assume a full term on the board under terms and conditions identical to all board members.
       Progressive corporate leadership considers such participation an important and productive link between rank-and-file and management. It has the potential to offer balance to corporate governance where none exists today. It acknowledges that a board representing "line employees" enjoys special, relevant strengths for the benefit of the entire company.
       Yet some point out that anyone can be elected to the board already. We maintain that it is a mistake to believe that an employee--especially a nonsupervisory employee--who attempts to avail him- or herself of the "2-percent rule" by running independently for the board does so on equal footing with candidates nominated by the election committee.
       Supervisors enjoy enormous advantages over nonsupervisors in their ability to manage their time and movement while at work. We've spoken with employees who have availed themselves of the "2-percent rule," and they point out that direct mail is the primary method of seeking stockholder support and that such a campaign is expensive.
       An independent campaign also requires a large investment of time--which for nonsupervisory employees especially may be the scarcest resource of all. Perhaps that is why no nonsupervisory candidate - other than an outside sales rep has ever gained a seat on the board as an independent candidate.
       As an employee and stockholder, you are one of the owners of BNA. Let your voice be heard on this important issue.

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL:
       The Board of Directors believes that the proposal is NOT in the best interests of stockholders and recommends that stockholders vote AGAINST the proposal.
       Giving preferential treatment to any particular group of employees contravenes the democratic nature of the Corporation's board election process and violates the spirit of employee ownership.
       The Corporation's By-Laws allow any stockholder to nominate someone, or to seek election themselves, upon simply filing a petition with signatures of stockholders holding 2 percent of the Corporation's outstanding Class A shares. Historically, this procedure has permitted a wide range of stockholders (including nonsupervisory stockholders and Guild members) to be placed on the ballot. "Two percent" candidates have been nominated for the board, and have won election to the board, as recently as 2000. The nominating and election procedures work.
       It is not in the best interests of stockholders to set aside board seats for a representative of any designated "special interest." Directors must represent all stockholders, and stockholders must have the confidence that directors are not looking only to advance specific constituencies. Any director who is elected as a representative of a particular group might find themselves at some point in a conflict in which he or she would have to choose between the specific interests of that constituency - who they have been elected to represent -- and the broader interests of all stockholders.
       The board also believes that this proposal is procedurally flawed. It does not specify whether the holder of the "employee seat" must be a stockholder. It does not specify what would occur if the holder of the "employee seat," during his or her term, was promoted to management and thereby ceased being a nonsupervisory employee. Finally, the holder of the "employee seat" would be elected simply by receiving the most votes among the three nonsupervisory candidates for this seat, and thus could be elected even while receiving fewer votes than unsuccessful candidates for the other seats on the board, including "two percent," nonsupervisory candidates.
       For these reasons, the board believes that the proposal is not in the best interests of stockholders, and strongly recommends that you vote AGAINST the proposal.

VOTE REQUIRED FOR ADOPTION:
       The proposed resolution will be adopted if a majority of Class A shares entitled to vote at the annual meeting votes in its favor.

B.  PRESIDENT AS A MEMBER OF THE BOARD OF DIRECTORS

      The following proposal is submitted by Class A shareholder Rosalie Nguyen:

           RESOLVED, that the By-Laws of The Bureau of National Affairs, Inc. (as adopted by the Board of Directors on September 6, 2001) be amended in order that the President and one Vice President of BNA be selected from the directors. Accordingly, Section VIII - Officers 1. Appointment and Tenure (a) third sentence should be amended to read as follows: The Chairman and Vice-Chairman of the Board, the President and one Vice-President shall be chosen from among the directors; the other officers may, but need not be, chosen from among the directors.

PROPONENT'S STATEMENT IN SUPPORT OF PROPOSAL:
        This proposal would reinstate the requirement that the President and one Vice President be selected from the directors. This had always been the case until September 6, 2001 when the requirement was dropped by the current Board.

        As shareholders of an employee owned company, we deserve the right to directly elect qualified persons to be our President. We cannot lose sight of the fact that the company runs on and by the efforts of its employee shareholders. As BNA's founder, John D. Stewart, observed in his book "Making Employee Ownership Work," it is these loyal employee shareholders who really know what is going on within the company and it is vitally important and, indeed, necessary for management to listen to these same employee shareholders to make the company successful. What better way to effectuate this goal than to mandate that the President's office be filled by a person who has been elected to the Board of Directors by the employee shareholders?

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL:
       The Board of Directors believes that the proposal is NOT in the best interests of stockholders and recommends that stockholders vote AGAINST the proposal.
       In September 2001,the Board adopted a set of changes to the Corporation's By-Laws, including the change that is at issue in this proposal. The Board recognized that revision of the By-Laws was needed,first, to reflect the changes in recommended corporate governance that have occurred over the past few years, and, second, to reflect the fact that BNA today - a company of more than 1,800 shareholders and over $300 million in annual revenue - is not the same company that existed when BNA was founded and its original By-Laws, including this provision, were adopted in December 1946.
       One of the most important fiduciary obligations of a Board of Directors - if not the most important - is to select the officers who execute and oversee a company's day-to-day operations. It is the responsibility of the board, not the stockholders, to choose the best possible officers to lead BNA. Those officers are accountable to the board, and the board, in turn, is accountable to the stockholders. While the Board recognizes that ordinarily BNA's President will be an employee-stockholder who has been elected to the board by his or her fellow employee-stockholders, it also believes that it should not be automatically precluded from considering all possibilities in deciding who should run the company. If the board, for example, were confronted with an unexpected vacancy in the office of President, it should - it must - be able to consider all options, including, perhaps, a short-term transitional President who would not be a member of the board.
       The stockholders elect the board to protect and enhance their investments in the corporation. The stockholders should not hamstring the board as it carries out that task. The board will, in almost all instances, find that the person best qualified to direct the corporation's activities is someone who is sitting at the board table. But it shouldn't be forced to limit its consideration to those 15 persons.
       For these reasons, the board believes that the proposal is not in the best interests of stockholders, and strongly recommends that you vote AGAINST the proposal.

VOTE REQUIRED FOR ADOPTION:
       The proposed resolution will be adopted if a majority of Class A shares entitled to vote at the annual meeting votes in its favor.

C.  VALUATION AND SALE OF THE COMPANY

 The following resolution is submitted by Class A shareholder Kenneth J. Nieman:

             RESOLVED, to request the BNA Board of Directors to (1) promptly retain a qualified independent advisor, such as a leading investment firm, for the purpose of soliciting offers to acquire the company by sale or merger, and (2) promptly take action on the resulting offers consistent with its responsibilities under applicable law.

PROPONENT'S STATEMENT IN SUPPORT OF PROPOSAL:
       This resolution would allow all shareholders an opportunity to urge the Board of Directors to hire an outside expert to place a realistic value on our investment. It would also urge them to see whether any other organization is interested in acquiring BNA.
       Voting in favor of or FOR this proposal is giving you a voice as an EMPLOYEE OWNER that you want to know the real value of your investment in BNA or what it could be. It is the time to decide whether employee ownership, which did work for many of us for many years, is still really the best thing. Is our true market value still there? What is our investment actually worth in the marketplace? We, the shareholders, who have invested in BNA, should decide the future of our company. If our true value is there, should we take advantage now and act on it?
       There are 1,553 Class A shareholders and approximately 15,337,725 outstanding Class A shares (taken from the September 2002 shareholder listing booklet). That is an average of 9,876 shares or $103,698 per Class A employee owner, a very healthy investment. Each of you have the ability right now to vote FOR this resolution that will give every Class A, Class B, and Class C shareholder more accurate and useful information on the value of his or her investment in BNA.
       Whether you have only a few shares or thousands of shares, your votes do count and it is very important you act on your responsibility as an employee owner and investor. This is your best and maybe only opportunity for awhile to see what your investment is really worth or should be worth.

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL:
       The Board believes that the proposal is NOT in the best interests of stockholders and recommends that stockholders vote AGAINST the proposal.
       For the second time in four years, BNA stockholders are asked to vote on a request that the Board retain a qualified investment advisor, such as an investment banking firm, for the purpose of soliciting offers to acquire BNA by sale or merger, and promptly take action on the resulting offers consistent with its responsibilities under applicable law. As was the case in 2000, the Board will interpret passage of the proposal as an expression of stockholder intent that the company be sold, and it will take steps to begin that process. Simply put, there is no way to obtain a hypothetical or "potential" valuation of BNA. BNA, and its stockholders, can find out what a buyer will pay for the company only if and when BNA says that it is for sale - at which point it will be - and a take-over value is then arrived at by negotiation.
       Being forced to act in response to the passage of this specific proposal means that the Board would be negotiating from a position of weakness, not a position of strength, and, further, would be negotiating to sell the company in an unfavorable economic climate.
       Although the sale of the company would ultimately be subject to stockholder approval in accordance with the company's Articles and By-Laws, putting BNA "into play" would initiate a series of events that would gather momentum and that would be exceptionally difficult to reverse. The very process of obtaining bids for BNA will be highly disruptive to BNA's operations. The process would distract senior management and would likely have an adverse impact on employee morale and efficiency. Moreover, the process would require BNA to permit bidders, including BNA's direct competitors, to review competitively sensitive information. Although this review would be subject to confidentiality agreements, the risk of disclosing confidential information to direct competitors should not be taken lightly.
       A sale of the company may result in a one-time capital gain to stockholders, with accompanying tax consequences. However, it may also imperil some or all of the substantial employee and retirement benefits now available to employee and retiree stockholders - benefits not available to the proponent, a former employee who, pursuant to the company's By-Laws, is required to sell his stock back to the company within a specified time period and who therefore no longer has an interest in those employee or retirement benefits, nor any financial interest in the company's long-term prospects. The Board has been advised by outside counsel that if it initiated an active bidding process for the company, the Board would be subject to a duty to obtain the best value reasonably available to stockholders. Accordingly, in evaluating offers and determining which offer to submit to stockholders, the Board could not legally take into account the interests of employees and retirees in continuing employment or in maintaining existing benefits.
       The Board is very much aware of, and continually monitors, the competitive environment in which BNA operates. It is very much aware that continuing technological change will affect BNA process, products, and customers, and it has a well-earned confidence in the capability and resolve of BNA employees and stockholders to adapt to those changes. It is very much aware that investment in BNA stock constitutes the primary means for financial gain and a prosperous retirement for most BNA stockholders, including those stockholders who serve on the Board. The Board believes at this time that BNA is well-positioned to continue its tradition of providing stockholders with a productive and stable investment through employee ownership.
        For these reasons, the board believes that the proposal is not in the best interests of stockholders, and strongly recommends that you vote AGAINST the proposal.

VOTE REQUIRED FOR ADOPTION:
       The proposed resolution will be adopted if a majority of Class A shares entitled to vote at the annual meeting votes in its favor.


                           IV. EXECUTIVE COMPENSATION

      A. Summary of Cash and Certain Other Compensation. Below is information concerning compensation provided by the Corporation to the chief executive officer and the four most highly compensated executive officers of the parent Corporation in key policy-making positions serving in those positions on December 31, 2002.

                           SUMMARY COMPENSATION TABLE

                                                   Annual Compensation
Name and                                      ---------------------------------
Principal Position                  Year        Salary            Bonus (a)
-------------------------------------------------------------------------------
Paul N. Wojcik
  President and                  2002          $460,000            $21,098
  Chief Executive Officer        2001          $455,384            $15,999
                                 2000          $434,231            $14,010

George J. Korphage
  Vice President and             2002          $236,372            $13,366
  Chief Financial Officer        2001          $228,885            $ 8,111
                                 2000          $216,077            $ 7,066

Pat Swords                       2002          $237,693            $10,944
  Vice President                 2001          $233,385            $ 8,291
  Subscriber Relations           2000          $225,000            $ 7,290

Robert L. Velte
  Vice President                 2002          $226,346            $15,339
  Strategic Development          2001          $217,693            $ 7,646
                                 2000          $202,231            $ 6,565

Gregory C. McCaffery
  Vice President, Publisher      2002          $225,347            $15,216
  and Editor-in-Chief            2001          $216,923            $ 7,556
                                 2000          $201,539            $ 6,511

(a)   Includes cash profit sharing.

      B. Compensation Committee Interlocks and Insider Participation.Until April 2002, the members of the Executive Compensation Committee were Messrs. Schenck, Newcomb, and Toohey. Ms. Taus succeeded Mr. Schenck on the committee upon her election to the Board in April 2002. The members of the Committee serve as the board's outside directors, and none are former or current officers or employees of the Corporation or any of its subsidiaries. None of the members of the Com-mittee had any interrelationships requiring disclosure in this Proxy Statement.

      C. Compensation Committee Report On Executive Compensation. The Executive Compensation Committee makes recommendations to the Board of Directors concerning the compensation of the Corporation's Chairman and of its Chief Executive Officer (CEO). The committee, acting for the board, also has the responsibility of approving the recommendations of the CEO concerning the salaries of executive officers. The committee consists entirely of non-stockholder directors.

      The Corporation's management compensation program is designed to attract, retain, motivate, and reward a highly qualified, productive workforce by offering competitive compensation, superior benefits, and a professional and challenging work environment. Because base salary provides nearly all the compensation of executive officers, including the CEO, and of other managers, base salaries are set at a level that is intended to be generally competitive with other progressive companies in the Corporation's industry and labor market place. The committee does not, however, attempt to place base salaries within any particular strata of salaries paid by competitors.

      The compensation philosophy for executive officers, including the CEO, is the same as that applicable to the Corporation's management employees generally. The merit increase "pool" of 4 percent in 2002 was the same for executive officers as for other management employees.

      The compensation of executive officers during 2002, including the CEO's compensation, was derived from the same sources applicable to all management and supervisory employees of the Corporation: salary and participation in the BNA Employees' Cash Profit Sharing Plan (based upon the same formula used to calculate profit-sharing compensation for all employees). There are no additional incentive compensation plans for any corporate officer, including the CEO, nor does any executive officer, or the CEO, receive any non-cash compensation other than benefits such as health insurance that all BNA employees are eligible to receive. The compensation of the Chairman, a retired employee of the Corporation, is derived from fees paid to him for his services as chairman and as a consultant to the Corporation.

      The consulting fee paid to the Chairman in 2002 was recommended by the Executive Compensation Committee and approved by the Board of Directors on December 6, 2001. Salaries for all other executive officers were recommended by the CEO, and approved by the Executive Compensation Committee.

      Each officer's compensation was based on an evaluation of his or her performance and contribution to departmental and corporate goals, both financial and nonfinancial. In 2002, the CEO determined salary increases for the executive officers by using the same management compensation structure in place for all management employees. The CEO allocated, among the executive officers, a merit increase "pool" of 4 percent of total executive officer salaries. The factors used in allocating this "pool" included the officer's current level of compensation, the achievement of agreed-upon objectives for 2001, other challenges met, any unusual aspects of the officer's performance in the past year, and the relationship between the officer's current salary and his/her current level of responsibility. No formula was utilized by the CEO in evaluating any executive officer's performance with respect to these factors.

      As is true throughout the company, salary increases outside the merit increase "pool" are granted for promotions into or within the executive officer group, or for expanded job responsibilities for an executive officer within his/her same position.

      The BNA Employees' Cash Profit-Sharing Plan distributes a percentage of the operating profit (as defined) to full-time employees of the parent corporation and certain subsidiaries, with the exception of sales representatives, who have their own incentive bonus plans. The amount each employee receives is determined by salary and seniority, with the same formula applied to executive officers as is applied to all other employees. The profit-sharing plan has historically provided less than 5 percent of total compensation.

           In determining what it would recommend as the compensation to be paid in 2002 to the chairman and to the CEO, the committee evaluated how well each met the objectives set for themselves, with the committee's help, during 2001. During 2002, the committee developed objectives with the CEO that will serve as the basis for determining compensation for 2003.

      The recommendation for the CEO's 2002 compensation was based in part upon the CEO's performance during 2001, and in part upon the company's financial performance in 2001. No specific formula or specific weighing mechanism was used by the committee in evaluating overall achievement of these goals.

      The compensation recommendation of the Executive Compensation Committee was presented to the full Board of Directors at its meeting on March 7, 2002. After full discussion, the board approved the 2002 compensation for the CEO.

      Mr. Schenck served as chairman of the Executive Compensation Committee until his retirement from the Board in April 2002, at which time Mr. Newcomb became chairman, and Ms.Taus became a member of the committee.


                                    Jonathan Newcomb, Chairman
                                    Ellen Taus
                                    Daniel W. Toohey

                              D. Performance Graph

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

Measurement Period     The Bureau of National      S&P 500       Dow Jones
(Fiscal Year Covered)       Affairs, Inc.           Index     Publishing Index
---------------------  -----------------------    ---------   -----------------
Measurement Point
12/31/97                     $ 100.0               $ 100.0       $ 100.0
FYE 12/31/98                   130.4                 128.6         109.1
FYE 12/31/99                   154.5                 155.6         135.4
FYE 12/31/00                   180.9                 141.4         126.0
FYE 12/31/01                   205.4                 125.0         127.1
FYE 12/31/02                   223.7                  97.0         133.4

      The above graph compares the performance of the company's common stock to Standard and Poor's (S&P) 500 Composite Index and the Dow Jones Publishing Index for the last five years, assuming $100 was invested in the company's common stock and each index at December 31, 1997, and that all dividends were reinvested.

     E. Directors' Compensation. The directors who are employees of the Corporation are not compensated for their services as BNA directors. During 2002, the board members who are not stockholders -- the "outside" directors -- received a quarterly retainer of $4,000 for board service, a $2,500 per year retainer for each standing committee on which the director serves, and a fee of $1,500 per board meeting attended, plus reimbursement for travel expenses. Each outside director serves on the Audit Committee, chaired by Mr. Toohey, and the Executive Compensation Committee, chaired by Mr. Newcomb. Total compensation paid in 2002 was as follows: Mr. Schenck, $8,250; Mr. Toohey, $32,000; Mr. Newcomb, $30,000; Ms. Taus, $21,750.

         The outside directors also receive an annual supplemental compensation payment that is based on the Corporation's financial progress during the director's service on the board. The supplemental compensation is based on the growth of BNA's cash flow per share during the directors' tenure on the board. Because the supplemental compensation formula is based upon a financial measure which influences BNA share price and dividend decisions, the board believes that this compensation more closely aligns the total compensation of the outside directors to the interests of shareholders. Supplemental compensation earnings paid in 2002 were $18,000 to Messrs. Toohey and Schenck.

     Mr. Beltz was paid $120,000 during 2002 for his services as a consultant and as Chairman of the Board, Chairman of the Executive Committee, member of the Budget Committee, Corporate Investment Committee, Retirement Plan Investment Committee, and the VEBA Investment Committee, and as chairman of the Board of Directors of The McArdle Printing Co., Inc. Mrs. Degler was paid a fee of $1,500 per board meeting attended and $500 for each committee meeting attended, totaling $19,500.


                            V. AUDIT COMMITTEE REPORT


      During 2002, the Audit Committee (i) reviewed and discussed the audited financial statements for 2001 with the Company's management; (ii) discussed with KPMG LLP, the Corporation's independent auditors, the matters required to be discussed by Statement of Auditing Standards 61; (iii) confirmed that KPMG is an independent accountant with respect to the Corporation within the meaning of the Securities Act and the requirements of the Independence Standards Board and, based on this review and discussions, recommended to the Board of Directors that the audited financial statements be included in the Corporation's Annual Report on Form 10-K; and (iv) reviewed the following fees of KPMG for the year ended December 31, 2002: Audit Fees, including review of 10-Qs, $173,900; Financial Information Systems Design and Implementation Fees,$0; All Other Fees, $155,819 (includes three employee benefit plan audits, ballot counting, and tax compliance and advisory services), and reviewed whether the provision of these services is compatible with maintaining the independence of the independent accountants..

          In addition, the committee met with the Corporation's Vice President and General Counsel to review the status of pending litigation and any settlements that occurred during 2002; met with the Corporation's Corporate Secretary to review conflict of interest questionnaires completed by the Corporation's officers and management personnel; reviewed the requirements imposed upon audit committees by the Sarbanes-Oxley Act of 2002; reviewed the Audit Committee Charter, adding language to the charter specifying that the committee will "be directly responsible for the appointment, compensation, and oversight of the company's auditors," and presented the revised Charter to the full board for its review and approval; pre-approved for 2003 certain non-audit services performed by KPMG.

       Mr. Schenck served on the Audit Committee until his retirement from the Board in April 2002, at which time Ms. Taus became a member of the committee.

                                    Daniel W. Toohey, Chairman
                                    Jonathan Newcomb
                                    Ellen Taus



                           VI. EMPLOYEE BENEFIT PLANS

      Employees' Retirement Plan. The summary compensation table does not include contributions to the BNA Employees' Retirement Plan ("Retirement Plan") for the named individuals or group, since contributions are computed on an actuarial basis and the amount expended by the Corporation under the Retirement Plan for a particular participant cannot be readily separated or individually calculated.

      The Retirement Plan is a non-contributory defined benefit plan that covers all full-time employees and all part-time employees who work at least 1,000 hours a year. The amount of each employee's retirement benefit is determined by a specific formula based on average annual compensation and years of service with the Corporation. The benefits paid under the Retirement Plan are not subject to any deduction for Social Security or other offset amounts.

      The Internal Revenue Code limits the annual retirement benefit that may be paid from a qualified retirement plan and the amount of compensation that may be recognized by the retirement plan. To the extent that the annual retirement benefit exceeds limits imposed by the Code, the difference will be paid from general corporate funds.

      The following table illustrates the estimated annual benefits payable upon retirement from the Retirement Plan and general corporate funds upon normal retirement, age 65 or Rule of 85 (age plus years of service total 85 or more) and are based on a straight life annuity, notwithstanding the availability of joint survivorship options.

                                         Years of Service
         Average Annual
         Compensation*          10             20             30
         -------------------------------------------------------------
          $200,000            24,400         48,800          73,200
           300,000            36,600         73,200         109,800
           400,000            48,800         97,600         146,400
           500,000            61,000        122,000         183,000

      * Average annual compensation is the average of the employee's cash compensation in each of the highest paid five years during the employee's last ten years of employment.

     For the named executive officers, the compensation included in the calculation of pension benefits are those set forth in Columns (a) and (b) of the Summary Compensation Table. The years of credited service under the Retirement Plan for the employees named in the table above are as follows: Mr. Wojcik, 30; Mr. Korphage, 30; Mr. Velte, 25; Ms. Swords, 25; Mr. McCaffery, 16.


           VII. INFORMATION CONCERNING INDEPENDENT PUBLIC ACCOUNTANTS

      The Corporation's independent public accountants for 2002 were KPMG LLP. A representative of that firm will be present at the Annual Meeting, with the opportunity to make a statement, if desired, and to respond to appropriate questions.


                             VIII. VOTING PROCEDURES

      Enclosed is a ballot and proxy form/envelope to be used in voting for directors. Instructions for the use of the ballot appear on the ballot.

      Please note that the ballot for Class A stockholders lists the number of shares you own directly, as well as the number of shares held in your name by the Stock Fund Trustee of the BNA 401(k) Plan. Technically, because shares in the BNA 401(k) Plan are held by the Stock Fund Trustee in the names of the participants in that Plan, the Trustee votes those shares. By returning the ballot portion of the proxy, you instruct the Trustee as to how the shares held in your name are voted, just as you instruct the holders of the proxy to vote the shares held directly by you. The ballots are opened and counted by KPMG LLP, which will inform the Stock Fund Trustee as to the total number of shares voted in the 401(k) Plan. The Trustee will assume that failure to return the ballot portion of the proxy for shares held in the 401(k) Plan constitutes instructions that those shares not be voted. Thus, completion and return of the ballot portion of the proxy will effectively vote shares held in the BNA 401(k) Plan as well as shares acquired through the Stock Purchase and Transfer Plan.

         Directors will be elected by a plurality of votes cast. The proposals submitted by stockholders will be adopted if a majority of the Class A shares entitled to vote at the annual meeting vote in favor of the proposals. If you, as a Class A stockholder, properly execute and return your ballot, but do not indicate how your shares are to be voted, your shares will be voted AGAINST each of the stockholder proposals, and will not be voted at all in the election of directors.

      If you will vote in person at the annual meeting, please bring this ballot and the envelope with you.

       Jonathan Rains and Karen Newton have been designated by the Board of Directors as the inspectors and judges of the election for directors and of any other vote which may be taken at the annual meeting. The votes for directors and on the stockholder proposals will be tallied by KPMG LLP, certified public accountants, Washington, D.C. Immediately after the tallying and certification of the vote by the judges, KPMG will seal and store the ballots.

       . All directors will hold office until the next Annual Meeting of Stockholders and until their respective successors shall have been elected and shall have qualified or as otherwise provided in the Corporation's By-Laws.
..

                         IX. 2004 STOCKHOLDER PROPOSALS

      Except for stockholder proposals relating to nominations for director governed by the Corporation's By-Laws, stockholder proposals which are the proper subject for inclusion in the proxy statement and for consideration at the 2004 Annual Meeting must be received by the Corporation no later than November 28, 2003. Such proposals should be directed to the Secretary of the Corporation at its principal office, 1231 25th Street, Washington, D.C., 20037.

                                X. OTHER BUSINESS

      The Board of Directors does not know of any matters to be presented for action at the meeting other than the election of directors and the vote on the stockholder proposals. The enclosed proxy does not confer discretionary authority to vote with respect to any other matters that may properly come before the meeting. If any other matters are brought before the meeting, they will be decided by the vote of persons in actual attendance, subject to the requirement in the Corporation's By-Laws that all matters brought before any meeting of stockholders be decided by a vote of the holders of a majority of the Corporation's Class A common stock entitled to vote at such meeting, unless a different vote is required by the Corporation's Certificate of Incorporation or By-Laws, and subject to any additional requirements imposed by applicable law.

      The enclosed biographical sketches of nominees for the Board of Directors are incorporated by reference into this Proxy Statement.


                                    By Order of the Board of Directors,

                                    s/Cynthia J. Bolbach
                                    --------------------
                                    Cynthia J. Bolbach
                                    Corporate Secretary
March 28, 2003

                        BIOGRAPHICAL SKETCHES OF NOMINEES


                  WILLIAM A. BELTZ (73), chairman of the board, joined BNA in
                  1956. He has been a member of BNA's Board of Directors since
  Photo of        1967, and prior to his election as an officer of the
                  corporation served as chairman of the board's budget
                  committee. He became a director of Fisher-Stevens, Inc. in
                  1978, a member of the Tax Management Inc. board in 1979, a
  William A.      director of BNA Communications Inc. in 1980, and a director of
   Beltz          BNA International Inc. in 1982. Since January 1985 he has been chairman of the board of The McArdle Printing Co., Inc.

                  His BNA career began as a staff editor assigned to the vertical labor services (Construction Labor Report, White Collar Report, Retail Services Labor Report, and Government Employee Relations Report). In 1964 he became managing editor of the four vertical services and Collective Bargaining Negotiations and Contracts. In January 1970 he was named associate editor for labor services and in July 1972 he succeeded Edward H. Donnel as vice president and executive editor. He was elected president in December 1979 and chief executive officer in December 1980.

Beltz is a graduate of Tufts University, Medford, Mass., and did graduate work at The American University, Washington, D.C. He has served on the board of directors of the Information Industry Association, and as a member of the executive council of the Professional and Scholarly Publishing Division of the Association of American Publishers.

Beltz is chairman emeritus of the Washington Theatre Awards Society, which sponsors the Helen Hayes Awards for excellence in theatre arts. He also served as a trustee of The Shakespeare Theatre for eight years. He is a member of the National Press Club and the Economic Club of Washington.


                  CYNTHIA J. BOLBACH (55), vice president and corporate
                  secretary, joined BNA in 1972. She is a member of the
   Photo of       management committee and budget committee, and also serves as the corporate secretary for IOMA, Kennedy Information, Inc.,
                  The McArdle Printing Co., Inc., and STF Services Corp. As
   Cynthia J.     BNA's corporate secretary, her duties include overseeing the
   Bolbach        operation of the Stock Purchase and Transfer Plan. She was a member of the board of directors of Pike & Fischer, Inc., for three years, and also served on the board of the Washington
                  Area Lawyers for the Arts.

                  Bolbach began her BNA career as a legal editor on the staff of Environment Reporter, and was the managing editor of Media Law Reporter and the U.S. Patents Quarterly. In 1995, she was named director of the Publishing System Project, responsible for the implementation of BNA's PS2000 publishing system. In 1997, she served for several months as the interim director of information technology. In 2000 she was asked to lead the effort to update BNA's circulation and billing business systems. She has served on several product and department audit committees. She is a graduate of Wittenberg University, received a J.D. degree from the Georgetown University Law Center, and is a member of the District of Columbia Bar.

                  EUNICE LIN BUMGARDNER (42), vice president and general
   Photo of       counsel, joined BNA in 1994 as associate general counsel. She was appointed general counsel in 1995 and elected vice
  Eunice Lin      president in 1996. Bumgardner currently serves on the
  Bumgardner      management committee, budget committee, and insurance
                  oversight committee, and has served on the retirement plan administrative committee, 1997 collective bargaining team, and as BNA's 1998 United Way chairperson. She also has served on the BNA Washington, Inc., board since 1996 and is the corporate secretary of BNAW.

                  Prior to coming to BNA, Bumgardner was a senior associate with the New York-based law firm of LeBoeuf, Lamb, Greene & MacRae, where she worked in several practice areas including employment/labor, general corporate and employee benefits/ERISA, and was active in the firm's recruiting program. She began her professional legal career with Smith, Heenan & Althen, where she maintained a broad corporate practice. Bumgardner has advised a number of corporate boards of directors, including a large publicly-held company. Bumgardner also has worked as a research assistant to Professor Paul Rothstein (Georgetown University Law Center), a summer associate at Lillick, McHose & Charles, and a law clerk for Neighborhood Legal Services Corporation in Anacostia. She is the author of several publications including a Tax Management portfolio. Bumgardner is Vice Chair of the American Corporate Counsel Association's National Small Law Department Committee, and is active in mentoring Georgetown and Emory law students and alumni, and speaking on corporate counsel panels.

Bumgardner graduated from Emory University, Atlanta, Ga., with a business degree
in  finance,  and  received  her  law  degree  from  Georgetown   University  in
Washington, D.C. She is admitted to practice in Maryland and D.C.


                  RICHARD H. CORNFIELD (56), executive director, legal and
   Photo of       business publishing. Cornfield joined BNA in 1974 as an editor for the Family Law Reporter and was named managing editor of
   Richard C.     that service in 1980. Cornfield then served as legal services
   Cornfield      division product development manager and later as BNA
                  corporate planning and development manager. He held the positions of marketing manager and business manager at BNA
                  Books before being appointed publisher there in 1991. He was made executive editor of legal information services in 1999, and executive director of legal and business publishing in 2001.

Cornfield has been a member of several task forces over the years including the state laws information, BNA's Chemical Regulation Reporter, and Buraff Publications audit committees. He was elected to the BNA board in 1998. Cornfield holds a B.S. in business administration and received his J.D. from the Columbus School of Law, Catholic University of America. He is a member of the District of Columbia Bar.

                  SANDRA C. DEGLER (63), vice chairman of the board and chairman of Tax Management Inc. Presently serving as a consultant to
   Photo of the parent and TM, she has been a member of the BNA board since 1990 and the Tax Management board since 1982. She has also served on the boards of two other BNA subsidiaries.
Sandra C. Degler
                  Over her 33-year career with BNA, she served as president of Tax Management, BNA marketing manager, labor product manager, and managing editor of two publications, and was the first managing editor of Occupational Safety and Health Reporter. As president of Tax Management, she oversaw the development of the first personal computer software product for BNA and the first CD service. Previously she was public relations and advertising manager for Blue Cross of Virginia. She has authored various books and articles on OSHA and environmental issues.

She is a member of the BNA board's budget committee and investment committees, and has served on the corporate development committee, the management committee, the publishing system steering committee, and various corporate audit committees. Educated at Goucher College, Towson, Md., she also studied marketing and management at the University of Wisconsin. She was a member of the International Fiscal Association and has served on the Advisory Board for the New American Workforce.


                  DAVID L. FOSTER (48), president, IOMA, in New York City. He is the chair of the board of Pike & Fischer, Inc., and serves on
   Photo of       the board of Kennedy Information. His publishing roots started with the launch of IOMA's first newsletter in 1982, and, in the early days of IOMA, he wrote every newsletter, designed every marketing piece, developed IOMA's fulfillment, network,
David L. Foster   and financial systems, and put the labels on all the UPS
                  packages.

                  In the last two years, in response to the changes in the businessto- business information marketplace, he has guided the expansion of IOMA's content distribution channels. While the company continues to provide subscription-based products, future growth and profitability is now dependent on research reports, yearbooks, audioconferences, custom publishing, training- related white papers, conferences, and advisory services. Despite these strategic changes, IOMA, like BNA, prides itself on editorial quality and a humane working environment.
Foster is a past president of the Newsletter & Electronic Publisher's Association (NEPA), and served on its board of directors from 1989 through 2001. He won NEPA's highest honor, the Hall of Fame award for lifetime achievement, in 2000. He is a trustee of Bates College in Lewiston, ME, serving on its investment, budget, and honorary degree committees. He also serves on the finance committee of Symphony Space, the arts organization which produces NPR's Selected Shorts, among other programming. He holds a degree in English from Bates, an M.A. in English from the University of Wyoming, and was a Ph.D. candidate at the University of Colorado, where he was an instructor (specializing in science fiction) prior to moving to New York. He and his wife Mina spend their spare time reading, running triathlons, and enjoying their property in Vermont. Both are active in arts and human rights issues in New York.

                  NEIL R. FROEMMING (57), BNA Software development and internal technical support manager, joined BNA in 1978 as a proofreader
   Photo of in internal production and became a reporter for Chemical Regulation Reporter later that year. In 1983, he joined Tax Management's Cal-Q-Tax division and participated in the design and development of BNA's first microcomputer software
Neil R. Froemming products. He has continued to perform various computer support and software development management functions since Cal-Q-Tax was reconstituted as BNA Software in 1984. Froemming's undergraduate and graduate studies were in Political Science (University of Arizona) and Japanese Area Studies (University of Hawaii). He has
taught school in Malawi, served for five years as an officer in the U.S. Air Force, and has served on boards and committees of many Quaker and other community organizations.


                  GERALD S. HOBBS (61), is the Chairman and CEO of VNU, Inc.,
   Photo of and Vice-Chairman of the Executive Board of VNU N.V. In the United States, VNU includes media and information businesses that provide a broad range of data, research products, and communication services to the business community. The company publishes 80 specialized publications and more than 30 annual
 Gerald S. Hobbs  directories, operates 125 trade shows, conferences, and events, and publishes and distributes hardcover books. It also owns numerous individual research and information companies focused in the areas of marketing and media. VNU's publications and businesses include Billboard, Adweek, Mediaweek, The Hollywood Reporter,
Restaurant Business, Progressive Grocer, Successful Meetings, Sales & Marketing Management, National Jeweler, Commercial Property News, ACNielsen, Nielsen TV Ratings, Claritas, Spectra Marketing Systems, NetRatings, and eRatings. Hobbs has served as Chairman and director of the American Business Media and BPA International. He currently serves as a director of The Advertising Council, Inc., Jobson Publishing, and VNU N.V.


                  JOHN "JACK" JENC (60), president of The McArdle Printing Co.,
    Photo of      Inc., a wholly-owned subsidiary of BNA, began his career at
                  BNA in 1981 as corporate controller. In 1990 he was appointed
                  BNA treasurer, a position he held until March 1998, when he was named chief operating officer at McArdle. He was promoted
    John Jenc     to president and CEO of McArdle in 1999. During his service as a BNA employee, Jenc served on various corporate management committees and has been a member of BNA's Board of Directors since 1995. Jenc is a past president, vice president and
                  member of the board of directors of the BNA Federal Credit
                  Union. Prior to joining BNA, Jenc had a progressive career of diversified government
and industry experience in the following positions: operational auditor with the
U.S.  General  Accounting  Office;   accountant  and  auditor  with  the  public
accounting firm of Arthur Andersen & Co.; internal audit manager, assistant controller, and then controller for Peoples Drug Stores, Inc.; controller and chief financial officer of Burton Parson & Co., a pharmaceutical manufacturer.

Jenc is a graduate of the University of Gannon, Erie, Pa. He is a CPA and a member of the American Institute of Certified Public Accountants, and the Greater Washington Society of CPAs.

                  GEORGE J. KORPHAGE (56), vice president and chief financial
    Photo of      officer, joined BNA in 1972. He has been a member of BNA's
                  Board of Directors since 1988. A CPA, he was in public
                  accounting for three years before coming to BNA. He held
    George J.     several accounting and finance management positions at BNA
    Korphage      before being elected to his present position in 1988.He serves on the corporate development committee and the management committee. He is a member of the board's executive committee, and chairs its budget committee and investment committees. He is also a director of BNA International Inc., Kennedy
                  Information, Inc., The McArdle Printing Co., Inc., and STF
Services Corp., and chairs the board of BNA Washington, Inc.

Korphage is an accounting graduate of Emporia (Kansas) State University, and did graduate work in finance at the University of Maryland. He is a member of the American Institute of Certified Public Accountants and the Greater Washington Society of CPAs.


                  GREGORY C. MCCAFFERY (42), vice president, publisher, and
                  editor-in-chief, has been a member of BNA's Board of Directors
  Photo of        since 1997. He was named director of marketing and product development in 1996, following the merger of BNA's marketing and product development functions. Prior to the creation of that new division, he served as director of new product
  Gregory C.      development, and as manager of the reference guide development
  McCaffery       unit. He has served on the board of directors of IOMA and Pike
                  & Fischer, Inc., and currently serves on the boards of Tax
                  Management Inc. and STF Services Corp.

McCaffery joined BNA in 1986 as an editor on the staff of BNA's Chemical Regulation Reporter. He served in reporting and editing positions on several BNA publications until 1990, when he was appointed to management. In 1992, McCaffery helped to create, edit, and launch BNA's Americans with Disabilities Act Manual (ADAM). In 1996, he helped manage the successful development and launch of BNA's notification services in Lotus Notes and Web formats.

In the Editorial Department, McCaffery held management positions on the following publication staffs: Daily Labor Report, Labor Relations Week, BNA's Employee Relations Weekly, Workforce Strategies, Affirmative Action Compliance Manual, Equal Employment Opportunity Compliance Manual, and BNA's Americans with Disabilities Act Manual.

McCaffery holds a bachelor of science degree from American University, and has completed course work at the University of London, the California Institute of Technology, and The Wharton School at the University of Pennsylvania.

                  DAVID P. MCFARLAND (48), president, Tax Management Inc., joined BNA in 1985 as BNA software product manager. Under his
    Photo of leadership, the division transformed its aging product line into state-ofthe- art products that have won several awards and become top sellers.
David P. McFarland
                  In 1992, McFarland became general manager of BNA Software, which has subsequently doubled its revenues while consistently providing outstanding profits for the company. In 1998, he was named vice president of Tax Management, where he focused on a variety of marketing and product development issues. In
February 2000 McFarland was named president of Tax Management. McFarland serves on the Board of Directors for both Tax Management and STF Services Corp.

Prior to joining BNA, McFarland was in practice as a CPA and also worked as a product manager for General Electric Information Services Company. McFarland holds both B.S. and M.B.A. degrees from the University of Virginia.


                  JONATHAN NEWCOMB (56), is currently a principal in the New
     Photo of York based private equity firm of Leeds Weld & Co. From 1994 through 2001, he was chairman and chief executive officer of Simon & Schuster, one of the world's leading educational, reference, and consumer publishers. He had been president and
Jonathan Newcomb  chief operating officer since January 1991, after serving as executive vice president, operations, since November 1989.

                  Prior to Simon & Schuster, Newcomb was president of McGraw-Hill's Financial and Economic Information Corp., which included the business units of Standard & Poor's and Data Resources Inc.

He began his career with the Dun & Bradstreet Corp. following his service as a lieutenant in the U.S. Army in Vietnam. He sits on the boards of several corporations, including United Business Media and the Hong Kong & Shanghai Bank Corp. USA. Additionally, he is a board member of New School University and Dartmouth College.


                  ELLEN TAUS (44), was chief financial officer of New York Times
                  Digital from September 1999- February 2003. She served as
    Photo of      treasurer of The New York Times Company since 1997 and became vice president in 1998. She joined the New York Times Company as assistant treasurer in December 1996. From 1994 to 1996,
                  Taus was an independent financial and transition consultant.
                  Taus was a vice president of corporate finance at R.H. Macy
   Ellen Taus     from 1992 to 1994, where she assisted in negotiating a
                  revolving $550 million credit facility with a 30-member bank group, evaluated all plans of reorganization with senior management, and communicated with investment analysts, lenders, and creditors.

Prior to that, Taus served as chief financial officer at the American Museum of the Moving Image from 1990 to 1992, as manager of corporate development at TW Services from 1985 to 1990, and evaluated all venture capital proposals for New York & Foreign Securities from 1983 to 1985. She received a B.A. degree in economics with honors from Northwestern University in 1980 and an M.B.A. degree in finance and marketing from Columbia University Graduate School of Business in 1982. In 1999 she completed the executive program at Stanford University.

                  DANIEL W. TOOHEY (63), retired from the firm of Dow, Lohnes &
    Photo of Albertson, Washington, D.C., where he had practiced since 1966. In 1984, he was appointed its managing partner, a position he held until January 1991. Before joining the law firm, he had been a general attorney with the Federal Communications Commission. He was senior vice president and
Daniel W. Toohey  general counsel of the World Mortgage Association. He served a three-year term as general counsel to the Greater Washington Area Board of Trade and two terms on its board. He has also served as a trustee and executive committee member of the Federal City Council and president of the Legal Aid Society. He is vice chairman and general counsel of the board of trustees of The Shakespeare Theatre.

He is a graduate of St. Louis University (A.B., 1961; J.D., 1964) and has co-authored the book Legal Problems in Broadcasting (1974) and several articles. He is a frequent lecturer at many universities. He is admitted to practice before the U.S. Supreme Court and in the District of Columbia, and the states of New York and Missouri.


                  ROBERT L.VELTE (55), vice president, strategic development.
     Photo of     Velte joined BNA in 1976 and has held various operational and executive positions at BNA. He was appointed president of BNA
                  Communications Inc. in 1986, a position he held until 1994. He
Robert L. Velte   was president of BNA International Inc. from 1994 to 1997. He was elected to his current position in 1995.

                  As vice president for strategic development, Velte's responsibilities include developing strategic focus for BNA, third party distribution relationships, strategic alliances, and merger and acquisition activities for BNA and its subsidiaries.

Velte was elected to the BNA Board of Directors in 1996 and is a member of the board's executive committee. He also serves on the corporate development committee and management committee.

Velte is the chairman of the board of directors of BNA International Inc. where he has served as a director since 1994. Also, he served as a member of the Pike & Fischer, Inc. board for four years. Prior to joining BNA, Velte worked in public accounting and once served as budget director of Dyncorp. He is a graduate of Purdue University, with a degree in management, and is also a CPA.


                  PAUL N.WOJCIK (54), president and chief executive officer. Wojcik was elected to BNA's Board of Directors in 1989. He
     Photo of also serves as a member of the board of directors of BNA International Inc., IOMA, Kennedy Information, Inc., STF Services Corp., and Tax Management Inc.

                  Wojcik joined BNA in 1972 as an editor for U.S. Law Week and Paul N. Wojcik was named managing editor of that service in 1979. In 1984, he became corporate counsel, and in June 1988, he became vice president and general counsel. In October 1994, he became senior vice president, and was named president and chief operating officer in February 1995. In December 1996, he was elected CEO. He is currently a member of BNA's executive committee, corporate development committee, investment committees, and management committee.

Wojcik is a graduate of Washington and Lee University and Catholic University's Columbus School of Law. He is a member of the Federal City Council, and serves on the board of directors and as vice-chair of Signature Theatre.

THE BUREAU OF NATIONAL AFFAIRS, INC.                      Shares Owned:
   ANNUAL STOCKHOLDERS' MEETING                           Regular:
         April 19,2003                                    BNA 401(k)Plan:


                           BOARD OF DIRECTORS ELECTION

INSTRUCTIONS: Place an X in the box after the names of the candidates for whom you wish your proxy to cast your votes. You are entitled to vote for not more than four outside candidates, and for not more than 11 stockholder candidates.

           STOCKHOLDER CANDIDATES                          OUTSIDE CANDIDATES

Beltz, William A. *    1.__  Jenc, Jack *          8.__  Hobbs, Gerald S.  14.__
Bolbach, Cynthia J. *  2.__  Korphage, George J.*  9.__  Newcomb,Jonathan* 15.__
Bumgardner, Eunice*    3.__  McCaffery, Gregory*  10.__  Taus, Ellen*      16.__
Cornfield, Richard H.* 4.__  McFarland, David*    11.__  Toohey, Daniel*   17.__
Degler, Sandra C.*     5.__  Velte, Robert L.*    12.__
Foster, David*         6.__  Wojcik, Paul N.*     13.__
Froemming, Neil R.     7.__  *Member of present Board
  ------------------------------------------------------------------------------
                                  STOCKHOLDER PROPOSALS

INSTRUCTIONS: The following proposals have been submitted by stockholders. Specify your vote by marking the appropriate box with an X. If no choice is indicated, this proxy will be voted "Against" the proposal. THE BOARD STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE `AGAINST' ALL THREE PROPOSALS.

A.  "Employee  Seat" on the Board of Directors
RESOLVED, that the BNA board of directors include and maintain one (1) "Employee Seat" for a nonsupervisory employee employed by BNA, who shall have full voting rights. No fewer than three (3) nonsupervisory employees shall be presented to shareholders for consideration, including at least one nomination by the Guild, with the employee with the largest number of votes assuming a full term on the board. Employees not nominated for the employee seat shall retain the option to run for a seat using the present board procedures.

                        _____FOR         _____AGAINST         _____ABSTAIN

B.  President as a Member of the Board of Directors
RESOLVED, that the By-Laws of The Bureau of National Affairs, Inc. (as adopted by the Board of Directors on September 6, 2001) be amended in order that the President and one Vice President of BNA be selected from the directors. Accordingly, Section VIII - Officers 1. Appointment and Tenure (a) third sentence should be amended to read as follows: The Chairman and Vice-Chairman of the Board, the President and one Vice-President shall be chosen from among the directors; the other officers may, but need not be, chosen from among the directors.
                        _____FOR         _____AGAINST         _____ABSTAIN

C.  Valuation and Sale of the Company
RESOLVED, to request the BNA Board of Directors to (1) promptly retain a qualified independent advisor, such as a leading investment firm, for the purpose of soliciting offers to acquire the company by sale or merger, and (2) promptly take action on the resulting offers consistent with its responsibilities under applicable law.

                        _____FOR         _____AGAINST         _____ABSTAIN

--------------------------------------------------------------------------------
                               BALLOT INSTRUCTIONS

To Vote: (1) Complete and fold ballot; (2) Put it in proxy envelope; (3) Sign and Date proxy envelope; (4) Seal envelope; (5) Return sealed proxy envelope either by mail, in the ballot boxes at BNA, or at the meeting.

================================================================================
(INTERIOR ENVELOPE)
 THE BUREAU OF NATIONAL AFFAIRS, INC.
 COMMON STOCK PROXY FORM                        ------------------------------
 PROXY SOLICITED BY THE BOARD OF DIRECTORS       Signature of Shareholder
                                                (Sign exactly as shown on label)
I HEREBY APPOINT KAREN NEWTON OR JONATHAN
A. RAINS AS PROXY TO REPRESENT ME AND TO VOTE
ALL THE SHARES OF COMMON STOCK HELD BY
ME ON MARCH 22, 2003, AT THE ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON APRIL 19, 2003, OR
ANY ADJOURNMENTS THEREOF. MY SHARES ARE TO BE    ------------------------------
VOTED ONLY AS DESIGNATED BY ME ON THE ENCLOSED   Date
BALLOT, WHICH IS MADE A PART HEREOF, AND I
WITHHOLD AUTHORITY TO VOTE ON ANY OTHER MATTER
BROUGHT BEFORE THE MEETING.

-----------------------------------------------------------